4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001143946
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  net.com
  0000752431
  <IRS-NUMBER>94-2904044
</SUBJECT-COMPANY>
<PERIOD>01/23/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   DOLL, DIXON R
   6900 Paseo Padre Parkway
   Fremont,  CA  USA  94555

   510-713-7300
2. Issuer Name and Ticker or Trading Symbol net.com (NWK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   01/23/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   BOARD OF DIRECTORS
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  01/22/03    P        20,000        A  $5.5080                     D  Direct
Common Stock                                  01/23/03    P        15,000        A  $5.6030      121,797        D  Direct
Common Stock                                                                                     200            I  by Son
Common Stock                                                                                     4,800          I  by Trust

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $3.9700         08/14/01       A         12,000                                         08/14/11
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     08/14/01  Common Stock                   12,000                    24,000        D   Direct
(right to buy)

Explanation of Responses:

-
(1) 100% vested at grant date with 33 1/3% of the shares becoming exercisable upon the expiration of 12 months fron the grant date.
 The shares shall continue to become exercisable in a series of 24-successive equal monthly installments beginning 13 months from th
e grant date and continuing through and until the 36-month following the grant date.

SIGNATURE OF REPORTING PERSON
/S/ By: John C. Batty
    For: Dixon R. Doll
DATE 01/23/03